EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Ed Emerman
609/452-5967
eemerman@eaglepr.com

Paul Deane-Williams
+44 (0)1737 274397
paul.deane-williams@watsonwyatt.com

ROGER URWIN APPOINTED

TO WATSON WYATT BOARD OF DIRECTORS

WASHINGTON, February 15, 2006 – Watson Wyatt Worldwide, Inc., announced today that Roger Urwin has joined the firm’s board of directors.

Urwin is the global practice director for Investment Consulting at Watson Wyatt and serves on the Global Matrix Group, the firm’s executive management team. A frequently quoted investment consultant who has been with Watson Wyatt since 1989, Urwin has spoken to audiences in more than 25 countries on investment and pension topics.

“We are very pleased to have Roger join our board of directors,” said John Haley, president and CEO of Watson Wyatt. “With his international and management expertise, Roger will bring a wealth of experience to our board that will help us continue to grow our business globally.”

Urwin’s appointment was made Feb. 10, 2006, at the regularly scheduled meeting of Watson Wyatt’s board of directors. He will fill the remaining portion of a term vacated by Paul Thornton, who retired from the board in January. Urwin’s term will continue until the 2007 annual meeting.

Urwin is a graduate of Oxford University with master’s degrees in mathematics and applied statistics. He is also a fellow at the Institute of Actuaries.

About Watson Wyatt Worldwide

Watson Wyatt (NYSE: WW) is a leading global human capital and financial management consulting firm. It specializes in employee benefits, human capital strategies, technology solutions, investment consulting and insurance and financial services and has more than 6,000 associates in 30 countries. The firm is located on the Web at www.watsonwyatt.com.